                                                                    EXHIBIT 10.4

                        AMENDMENT TO EMPLOYMENT AGREEMENT

            THIS AMENDMENT is made as of March 31, 2004 by and between KIRKLAND'S, INC., a Tennessee corporation (the "Company") and CHRIS LAFONT (the "Executive").

            WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of February 6, 2003 (the "Employment Agreement"); and

            WHEREAS, Section 13 of the Employment Agreement provides that the Company and Executive may amend the Employment Agreement by mutual agreement in writing; and

            WHEREAS, the Company and Executive wish to make certain changes to the Employment Agreement.

            NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, effective January 1, 2003, the Employment Agreement is hereby amended as follows:

            The first paragraph of Section 3 is deleted in its entirety and replaced with the following:

      Compensation. As base compensation for the services rendered hereunder to the Company, Executive shall be paid an annual base salary of $240,000.00, paid twice monthly, in arrears. The base salary amount will be reviewed annually by the Chief Executive Officer and the Board of Directors. Executive's base salary shall not be reduced below the amount set forth in this Employment Agreement, unless such reduction is generally applicable to the senior management group of the Company.

      In addition, with respect to each fiscal year of the Company ending during the term of this Agreement, Executive will be eligible to receive an annual bonus (the "Annual Bonus"). The amount of such Annual Bonus, if any, payable with respect to a particular year will be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"), in its sole discretion. The Compensation Committee may establish specific corporate or individual performance goals, the achievement of which may trigger the payment of a specific bonus amount, may award an Annual Bonus based simply on its assessment of Executive's and/or the Company's performance during the applicable year, or may award an Annual Bonus based on a combination of subjective and objective factors. If deemed necessary or desirable by the Compensation Committee, the payment of any Annual Bonus based upon the achievement of performance criteria may be conditioned on the approval of the Company's shareholders in accordance with Section 162(m) of the Internal Revenue Code (the "Code") and related regulations. In any case, any Annual Bonus awarded by the Compensation Committee will be paid as soon as practicable following the end of the applicable year.

            The Employment Agreement, as amended by the foregoing change, is ratified and confirmed in all respects.

            IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Executive has executed this Amendment, in each case as of the date first written above.

                                            KIRKLAND'S, INC.

                                             /s/ Robert E. Alderson
                                            ----------------------------------
                                            Robert E. Alderson
                                            President and Chief Executive
                                              Officer

                                             /s/ Chris LaFont
                                            ----------------------------------
                                            Chris LaFont